NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE MKT LLC (the 'Exchange' or 'NYSE MKT') hereby notifies the Securities and Exchange Commission ('SEC') of its intention to remove the entire class of ordinary shares (the 'Ordinary Shares') of Vantage Drilling Company (the 'Company') from listing and registration on the Exchange at the opening of business on November 16, 2015 pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Ordinary Shares are no longer suitable for continued listing and trading on the Exchange. NYSE Regulation, Inc. ('NYSE Regulation') reached its decision to initiate delisting proceedings pursuant to Section 1003(f)(v) of the NYSE MKT Company Guide because of the 'abnormally low' trading price of the Ordinary Shares. 1. On September 14, 2015, NYSE Regulation determined that the Ordinary Shares of the Company should be suspended immediately from trading, and directed the preparation and filing with the SEC of this application for the removal of the Ordinary Shares from listing and registration on the Exchange. The Company was notified by phone and by letter on September 14, 2015. 2. Pursuant to the above authorization, on September 14, 2015, a press release was immediately issued and notice was made on the 'ticker' of the Exchange announcing the suspension of trading in the Ordinary Shares. Similar information was included on the Exchange's website. 4. The Company had a right to appeal the determination to delist the Ordinary Shares to the Committee for Review (the 'Committee') of the Board of Directors of NYSE Regulation provided that it filed a written request for such a review with the Secretary of the Exchange within seven business days of receiving notice of the delisting determination. The Company did file such request within the specified time period, but subsequently withdrew its appeal the day prior to the scheduled hearing. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.